Exhibit (a)(1)(ix)

Attendance Card Please bring this card with you to the meeting and present it at shareholder registration/accreditation.
Elan Corporation, plc

The Chairman of Elan Corporation, plc invites you to attend the Extraordinary General Meeting of the Company to be held at The Westin Hotel Westmoreland Street Dublin 2 on 12 April 2013 at 10 a.m.

Shareholder Reference Number

Form of Proxy – Extraordinary General Meeting (“EGM”) of Elan Corporation, plc (“the Company”) to be held on 12 April 2013

Cast your Proxy online 24 hours a day...lt’s fast, easy and secure! www.eproxyappointment.com
You will be asked to enter the Control Number, the Shareholder Reference Number (SRN) and PIN below and agree to certain terms and conditions.

Control Number: SRN: PIN:

To view Elan’s EGM Notice and related documentation online log on to www.elan.com
To be effective, all proxy appointments must be lodged with the Company’s Registrar at:
Computershare Investor Services (Ireland) Limited, P.O. Box 954, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland or through the voting website, see above, by 10 April 2013 at 10 a.m.
Explanatory Notes:
1.    Every shareholder has the right to appoint some other person(s) of their choice, who need not be a shareholder, as his/her proxy to exercise all or any of his/her rights, to attend, speak, ask questions and vote on his/her behalf at the meeting. If you wish to appoint a person other than the Chairman of the meeting, please insert the name of your chosen proxy holder in the space provided (see reverse).

2.    A shareholder may appoint more than one proxy to attend, speak, ask questions and vote at the meeting provided each proxy is appointed to exercise rights attached to different shares held by that shareholder. To appoint more than one proxy, an additional proxy form(s) may be obtained by contacting the Registrar’s helpline on +353 1 447 5107 or you may photocopy this form. Please indicate in the box next to the proxy holder’s name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder’s name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. If left blank your proxy will be deemed to be authorised in respect of your full voting entitlement (or if this proxy form has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account). All forms must be signed and should be returned together in the same envelope. Where a poll is taken at the EGM, a shareholder, present in person or proxy, holding more than one share is not required to cast all their votes in the same way.

3.    To be effective, the completed Form of Proxy together with any power of attorney or other authority under which it is executed, or a notarially certified copy thereof, must be deposited with the Registrar of the Company before the deadline set out below. A shareholder wishing to appoint a proxy by electronic means may do so on www.eproxyappointment.com. Details of the requirements are set out in the box above. A shareholder who wishes to appoint more than one proxy by electronic means must contact the Registrar by sending an email to clientservices@computershare.ie.

4.   The ‘Vote Withheld’ option overleaf is provided to enable you to abstain from the resolution. However, it should be noted that a ‘Vote Withheld’ is not a vote in law and will not be counted in the calculation of the proportion of the votes ‘For’ and ‘Against’ the resolution.

5.    Pursuant to section 134A of the Companies Act 1963 and regulation 14 of the Companies Act, 1990 (Uncertificated Securities) Regulations 1996, entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the Register of Members of the Company at close of business on the day which is two days before the date of the meeting (or in the case of an adjournment as at close of business on the day which is two days before the date of the adjourned meeting). Changes to entries on the Register of Members after that time shall be disregarded in determining the rights of any person to attend and vote at the meeting.

6.    To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID number 3RA50) not later than 10 a.m on Wednesday 10 April 2013. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations 1996.

7.   The above is how your address appears on the Register of Members. If this information is incorrect please ring the Registrar’s helpline on +353 1 447 5107 to request a change of address form or go to www.investorcentre.com/ie to use the online Investor Centre service.

8.    Any alterations made to this form should be initialled.

9.    The appointment of a proxy will not preclude a member from attending the meeting and voting in person.

10.  In the case of joint holders, the signature of the first named shareholder will suffice.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services (Ireland) Limited accept no liability for any instruction that does not comply with these conditions.
All Holders

Poll Card To be completed only at the EGM if a Poll is called.

Vote
ORDINARY RESOLUTION	For	Against	Withheld
1. To authorise the Company to make market purchases of its Ordinary Shares pursuant to the tender offer.	☐	☐	☐

Signature

Form of Proxy
Please use a black pen. Mark with an X Inside the box as shown in this example.	☒

You can also instruct your proxy not to vote on a resolution by inserting an “X” in the vote withheld box.
I/We hereby appoint the Chairman of the Meeting OR the following person

Please leave this box blank if you have selected the Chairman. Do not insert your own name(s).

as my/our proxy to attend, speak and vote in respect of my/our full voting entitlement* on my/our behalf on any matter at the Extraordinary General Meeting of Elan Corporation, plc to be held at The Westin Hotel Westmoreland Street Dublin 2 on 12 April 2013 at 10 a.m. and at any adjournment thereof.
I/We direct that my/our vote(s) be cast on the specified resolution as indicated by an X in the appropriate box.

* For the appointment of more than one proxy, please refer to Explanatory Note 2 (see front).
☐ Please tick here to indicate that this proxy appointment is one of multiple appointments being made.

Vote
ORDINARY RESOLUTION	For	Against	Withheld
1. To authorise the Company to make market purchases of its Ordinary Shares pursuant to the tender offer.	☐	☐	☐

I/We direct my/our proxy to vote on the resolution proposed at the Meeting as indicated on this form. Where no instruction appears above as to how the proxy should vote the proxy may vote as he or she sees fit or abstain in relation to any business of the meeting.

Signature	Date
	DD / MM / YY	In the case of a body corporate, this proxy must be given under its common seal or be signed on its behalf by an attorney or officer duly authorised, stating their capacity (e.g. director, secretary).

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